Exhibit 99.1

American Power Group Corporation Reports Third Quarter Fiscal 2013 Results
- Record Quarterly Revenue of $2.2 Million; First Quarter of Positive EBITDA -
Lynnfield, MA - August 13, 2013 - American Power Group Corporation (OTCQB: APGI), today announced results for the three and nine months ending June 30, 2013. Several areas of notable progress are as follows:
Financial Highlights:

•	Record Q3 quarterly revenue of $2.2 million which increased 142% over the prior year quarter.

•	Record Q3 quarterly gross profit of $1.0 million which was 47% of revenue.

•
Q3 quarterly loss from continuing operations, adjusted for a one-time, non-cash charge for warrant amortization was $108,000 as compared to a loss of $1.8 million last year. Q3 was the first quarter of positive EBITDA at 6% of revenue.

•	Current backlog of $1.4 million includes the $800,000 dual fuel glider order announced August 6th.
Operational Highlights:

•
Obtained 85 additional OUL EPA approvals in August 2013. APG remains the dominate market leader in both the number of OUL approvals (208) and the diversity of different engine models (CAT, Cummins Detroit Diesel Mack, Mercedes Benz , and Volvo).

•	Opened up a new oil and gas stationary market by successfully completing EPA Memo 1A Emissions Testing on several MTU/Detroit Diesel engine families.

•
Record oil and gas shipments during Q3 brings total oil and gas unit conversions in the field to over 150 units as of June 30th. APG's first two high-pressure dual fuel fracturing rigs have been commissioned.

•
16 of the 18 WheelTime Network, LLC member companies have completed the initial phase of the APG Sales training with 3 members currently installing and 10 additional members upgrading their facilities and, over the next several months, are scheduled to complete technician training to become APG Certified Installation sites.

Lyle Jensen, American Power Group Corporation's Chief Executive Officer, stated, “We experienced another strong quarter of improved results and key operational achievements which continues to solidify our dual fuel market leadership position in the United States and around the world. The perceived barriers and limitations of using dual fuel natural gas in vehicular and stationary applications continues to be eliminated as prospective customers see the significant economic and environmental benefits. APG is at the forefront of this wave of interest and positioned to benefit from these industry trends.”
Conference Call
Please join us today at 11:00 AM Eastern when we will discuss the results for the three months ended June 30, 2013. To participate, please call 1-888-430-8705 and ask for the American Power Group call using pass code 2512912. A replay of the conference call can be accessed until 11:50 PM on August 31, 2013 by calling 1-888-203-1112 and entering pass code 2512912.

Three Months ended June 30, 2013 Compared to the Three Months ended June 30, 2012

Net sales for the three months ended June 30, 2013 increased $1,261,000 or 142 percent to $2,151,000 as compared to net sales of $890,000 for the three months ended June 30, 2012. Gross profit for the three months ended June 30, 2013 was $1,010,000 or 47 percent of net sales as compared to a gross profit of $397,000 or 45 percent of net sales for the three months ended June 30, 2012. Selling, general and administrative expenses for the three months ended June 30, 2013 increased $352,000 or 48 percent to $1,087,000 as compared to $735,000 for the three months ended June 30, 2012 primarily due to increased sales and marketing costs and an increased number of employees.

During the three months ended June 30, 2013, interest and financing expense decreased $1,420,000 or 97 percent to $39,000 as compared to $1,459,000 for the three months ended June 30, 2012. The decrease was due to the elimination of certain financing costs and reduced borrowings resulting from the conversion of all convertible debentures during fiscal 2012.
Our net loss for the three months ended June 30, 2013 decreased $1,667,000 or 92 percent to $140,000 or ($0.00) per basic share as compared to a net loss of $1,807,000 or ($0.04) per basic share for the three months ended June 30, 2012. The calculation of net loss per share available for Common shareholders of ($0.01) for the three months ended June 30, 2013 reflects the inclusion of a quarterly dividend of $244,000 paid on our 10% Convertible Preferred Stock. The calculation of net loss per share available for Common shareholders of ($0.24) for the three months ended June 30, 2012 reflects the inclusion of a quarterly dividend of $137,000 paid on our 10% Convertible Preferred Stock and a non-cash beneficial conversion feature of $9,748,000 associated with the issuance of the Preferred Stock.

Nine Months ended June 30, 2013 Compared to the Nine Months ended June 30, 2012

Net sales for the nine months ended June 30, 2013 increased $3,021,000 or 163 percent to $4,879,000 as compared to net sales of $1,858,000 for the nine months ended June 30, 2012. Gross profit for the nine months ended June 30, 2013 was $2,028,000 or 47 percent of net sales as compared to a gross profit of $500,000 or 27 percent of net sales for the nine months ended June 30, 2012. Selling, general and administrative expenses for the nine months ended June 30, 2013 increased $1,030,000 or 47 percent to $3,236,000 as compared to $2,206,000 for the nine months ended June 30, 2012. The increase was primarily due to increased sales and marketing costs and an increased number of employees and to a lesser extent the inclusion of approximately $425,000 of non-cash amortization expense associated with the vested WheelTime member incentive warrants.

During the nine months ended June 30, 2013, interest and financing expense decreased $2,112,000 or 94 percent to $127,000 as compared to $2,239,000 for the nine months ended June 30, 2012. The decrease was due to the elimination of certain financing costs and reduced borrowings resulting from the conversion of all convertible debentures during fiscal 2012.
Our net loss for the nine months ended June 30, 2013 decreased $2,670,000 or 66 percent to $1,390,000 or ($0.03) per basic share as compared to a net loss of $4,060,000 or ($0.11) per basic share for the nine months ended June 30, 2012. The calculation of net loss per share available for Common shareholders of ($0.04) for the nine months ended June 30,2013 reflects the inclusion of quarterly dividends of $645,000 paid on our 10% Convertible Preferred Stock. The calculation of net loss per share available for Common shareholders of ($0.37) for the nine months ended June 30, 2012 reflects the inclusion of quarterly dividends of $137,000 paid on our 10% Convertible Preferred Stock and a non-cash beneficial conversion feature of $9,748,000 associated with the issuance of the Preferred Stock.

Condensed Consolidated Statements of Operations
	Three Months Ended		Nine Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Net sales	$2,151,000	$890,000	$4,879,000	$1,858,000
Cost of sales	1,141,000	493,000	2,851,000	1,358,000
Gross profit	1,010,000	397,000	2,028,000	500,000
Selling, general and administrative	1,087,000	735,000	3,236,000	2,206,000
Operating loss from continuing operations	(77,000)	(338,000)	(1,208,000)	(1,706,000)
Other income (expense):
Interest and financing expense	(39,000)	(1,459,000)	(127,000)	(2,239,000)
Other, net	(24,000)	(10,000)	(55,000)	(52,000)
Other expense, net	(63,000)	(1,469,000)	(182,000)	(2,291,000)
Loss from continuing operations	(140,000)	(1,807,000)	(1,390,000)	(3,997,000)
Discontinued operations:
Loss from discontinued operations	—	—	—	(63,000)
	—	—	—	(63,000)
Net Loss	(140,000)	(1,807,000)	(1,390,000)	(4,060,000)
10% Convertible Preferred dividends	(244,000)	(137,000)	(645,000)	(137,000)
10% Convertible Preferred beneficial conversion feature	—	(9,748,000)	—	(9,748,000)
Net loss available to Common shareholders	$(384,000)	$(11,692,000)	$(2,035,000)	$(13,945,000)

Loss from continuing operations per share - basic and diluted	$—	$(0.04)	$(0.03)	$(0.11)
Loss from discontinued operations per share - basic and diluted	—	—	—	—
Net loss per Common Share - 10% Convertible Preferred dividend	(0.01)	—	(0.01)	—
Net loss per Common Share - 10% Convertible Preferred beneficial conversion feature	—	(0.24)	—	(0.26)
Net loss attributable to Common shareholders per share- basic and diluted	$(0.01)	$(0.28)	$(0.04)	$(0.37)

Weighted average shares outstanding - basic and diluted	46,869,000	41,169,000	46,270,000	37,817,000

Condensed Consolidated Balance Sheet Data
	June 30,	September 30,
	2013	2012
Assets
Current assets	$5,343,000	$6,054,000
Property, plan and equipment, net	973,000	339,000
Other assets	4,194,000	2,697,000
	$10,510,000	$9,090,000
Liabilities and Stockholders' Equity
Current liabilities	3,438,000	1,528,000
Notes payable, net of current portion	70,000	2,079,000
Obligations due under lease settlement, net of current protion	506,000	506,000
Stockholders' equity	6,496,000	4,977,000
	$10,510,000	$9,090,000

About American Power Group Corporation
American Power Group's alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas™ conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 80% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers' specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.
Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, results of future operations, difficulties or delays in developing or introducing new products and keeping them on the market, the results of future research, lack of product demand and market acceptance for current and future products, adverse events, product changes, the effect of economic conditions, the impact of competitive products and pricing, governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the results of litigation, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2012 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.